EXHIBIT 10.8

AMENDMENT TO AGREEMENT

    THIS AMENDMENT, made this 31st day of January, 2001 ("Effective Date"), by and between APAC Customer Services, Inc. (the "Company") and Peter M. Leger (the "Executive").

    WHEREAS, the Company and the Executive have entered into a written Employment agreement effective as of September 21, 1999 ("Employment Agreement");

    WHEREAS, the parties desire to amend the Employment Agreement to (1) eliminate the Executive's right to participate in certain plans, programs or perquisites, (2) eliminate one of the events with respect to which the Company may terminate the Executive's employment, and (3) increase the severance payable by the Company to the Executive in certain events; provided that the Company and the Executive execute the attached Nonqualified Stock Options (the "Option Agreements") to reflect the option grant previously made to the Executive; and

    WHEREAS, the Company has agreed to make a payment to the Executive of $200,000;

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the Company and the Executive hereby acknowledge, the Company and the Executive agree as follows:

A.
The Company and the Executive agree to the terms of the Option Agreements and agree to execute the same.

B.
Within ten days of the execution of the Option Agreements and this Amendment, the Company shall make a special payment to the Executive in the amount of $200,000, subject to all applicable federal, state and local payroll tax withholding requirements; provided that such payment shall not be "compensation" or "earnings," or treated as such, under any employee benefit or compensation plan, program or arrangement of the Company.

C.
Subject to the parties' execution of the Option Agreements and such special payment, the Company and the Executive agree that the Employment Agreement is hereby amended, in the following respects, effective as of the Effective Date:

1.
Section IV.D. is amended to read as follows:

"D.
Additional Benefits

        The Executive shall be entitled to receive a paid vacation of four (4) weeks during each year of the Period of Employment; provided that such vacation shall be prorated for partial calendar years and may be carried over or cashed out, if at all, only in accordance with general Company policies as in effect from time to time.

        In addition, the Company shall pay, on behalf of the Executive, the reasonable attorneys' fees incurred by him in connection with the negotiation and preparation of this Agreement."

  2.
  The first two sentences of Section VIII.A. are amended to read as follows:

    "If the Company terminates the Executive's employment Without Cause on or before December 31, 2000, the Executive shall be entitled to receive continued payment of an amount equal to his Base Salary through December 31, 2002. If the Company terminates the Executive's employment Without Cause after December 31, 2000 and before the end of the Period of Employment, the Executive shall be entitled to receive continued payment of an amount equal to his Base Salary for a period of twenty-four (24) months."

  3.
  Section VIII.B. is deleted in its entirety and subsequent provisions of Section VIII are redesignated accordingly. In addition, the following cross-references are amended as indicated:

Location	Cross-Reference
Section III	To "VIII.A-C"; From "III.A-D"
Section IV.C(1)	To "VIII.A-B"; From "VIII.A-C"
Section XVIII	To "VIII.F(3)"; From "VIII.G(4)"
  4.
  The first sentence of Section VIII.E is amended to read as follows:

        "Upon termination of the Executive's employment, the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of termination, except as otherwise expressly provided in this Agreement, and any stock options held by him that are then exercisable shall only remain exercisable, if at all, for the period specified in the agreement governing such stock option."

  5.
  Section VIII.G(2) is deleted in its entirety and subsequent provisions of Section VIII.G are redesignated accordingly.

  6.
  Section VIII.G(3) is amended to read as follows:

        "(3) Termination 'Without Cause' means termination by the Company of the Executive's employment other than due to death, disability, or termination With Cause."

D.
The Company and the Executive agree that (1) as amended as provided above, the Employment Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any oral or written proposal, agreement or understanding, any term sheet, any letter of understanding, or any oral or written employment, severance, or other similar agreement between the Company, its predecessors and its affiliates, and the Executive; (2) as so amended, the terms of the Employment Agreement are hereby affirmed, and the parties intend to be bound thereby; and (3) the agreements contained herein resolve all matters of dispute relating to the terms of the Executive's employment with the Company.

*  *  *

    IN WITNESS WHEREOF, this document has been executed by the Executive and on behalf of the Company this 31st day of January, 2001.

/s/ PETER M. LEGER Peter M. Leger
APAC CUSTOMER SERVICES, INC.
By:	/s/ THEODORE G. SCHWARTZ
Its:	Chairman of the Board of Directors